EXHIBIT (a)(1)(viii)

[Employee Name]:

You recently elected to participate in the MMC Stock Option Exchange Program. Your elections are as follows:

Grant Date: [      ]
Grant Number: [      ]
Grant Type: [      ]
Outstanding Options Eligible For Exchange: [      ]
Exercise Price: [      ]
Exchange Fair Market Value Per Share: [      ]
Exchange Factor: [      ]
Options Resulting From Exchange: [      ]
Accepted?: [      ]

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Grant Date: [      ]
Grant Number: [      ]
Grant Type: [      ]
Outstanding Options Eligible For Exchange: [      ]
Exercise Price: [      ]
Exchange Fair Market Value Per Share: [      ]
Exchange Factor: [      ]
Options Resulting From Exchange: [      ]
Accepted?: [      ]

By electing to participate in the MMC Stock Option Exchange Program, you acknowledged that you have read and understood the Offer to Exchange Certain Outstanding Options, dated May 23, 2005, as well as any country-specific legal and tax documents provided to you via the Stock Option Exchange section of MMC PeopleLink.

This election replaces any prior elections you may have made. You may change your election via MMC PeopleLink (www.mmcpeoplelink.com) at any time before 5 p.m. U.S. Eastern time (GMT – 5) on Thursday, June 30, 2005. Your option exchange request, if any, in effect at that time will become irrevocable, unless the offer is extended by MMC in its sole discretion.

If you have any questions, please contact the MMC Stock Option Exchange Program team:
° By phone at 212-345-3500, weekdays between 9 a.m. and 5 p.m. U.S. Eastern time
° By e-mail at <MMC.Stock.Option.Group@mmc.com>